Exhibit 99.1

GlyEco Announces New Vice President of Sales and Marketing

ROCK HILL, SC / ACCESSWIRE / September 21, 2016 / A leader in sustainable glycol solutions, GlyEco, Inc. ("GlyEco" or the "Company") (PINK SHEETS: GLYE), is announcing that it has hired Jeremiah Hiller for the newly created role of Vice President of Sales & Marketing. Mr. Hiller will be tasked with growing GlyEco’s existing footprint through expanded sales and marketing efforts, delivering leadership to the Company’s centralized sales and field sales groups, building out the field sales team in key markets, and improving sales processes and training.

Mr. Hiller draws on more than 15 years of experience in building and leading sales channel development, technical sales support, and field sales representatives. Most recently, he served as Director of Sales at Fuel of Clover, where he managed thirty sales representatives for the North American Region. Prior, he served as Technical Sales Lead for a leader in point of sale (POS) systems. Mr. Hiller has a Bachelor of Science (B.S.) in Business from Rutgers University.

GlyEco’s New Vice President of Sales, Jeremiah Hiller, stated “I am excited about being a part of GlyEco, pushing the bounds of our footprint and strategic growth initiatives to new frontiers while helping our business grow the top and bottom line. I will complete the development of our centralized and field sales teams, dedicated to driving growth and change with a passion for superior products, customer service, and technology.”

“At GlyEco, we continue to expand our sales group and execute on our growth plan within our footprint and into additional key markets in the United States, which includes our centralized sales team located in South Carolina and our field sales representatives,” said Grant Sahag, GlyEco’s Chief Executive Officer and President.

Mr. Sahag added, “Jeremiah has a strong track record that is highlighted by sales management, but also includes proven experience in market planning and customer service to reach organizational goals, expertise in building and scaling service businesses through technology and automation, and working with multi-unit operators. I am confident he will be a valuable asset to both our marketing and sales efforts and as a key contributor to our senior management team.”

Mr. Hiller will be based at GlyEco’s Corporate Headquarters in Rock Hill, South Carolina.

About GlyEco, Inc.

GlyEco is a collector, manufacturer, and distributor of glycol products sold to automotive and industrial customers throughout the United States. Our six facilities deliver superior quality glycol products through a fully-integrated solutions platform. We are dedicated to providing solutions, not just products: consistent, timely, and customized service; environmentally safe handling of waste; product and technology education; and technical performance support.

For further information, please visit: http://www.glyeco.com

To partner or to start a project with us, please visit: Start a Project with GlyEco!

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

GlyEco, Inc.

Ian Rhodes

Chief Financial Officer

irhodes@glyeco.com

866-960-1539